UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 12, 2025

Commercial Metals Company

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338
(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	CMC	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 12, 2025, Commercial Metals Company (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), with BofA Securities, Inc. and Citigroup Global Markets Inc. as representatives of the several initial purchasers named therein, to issue and sell $1,000 million in aggregate principal amount of 5.75% Senior Notes due 2033 and $1,000 million in aggregate principal amount of 6.00% Senior Notes due 2035 (together, the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The Purchase Agreement includes customary representations, warranties and covenants by the Company and is subject to customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the initial purchasers of the Notes against certain liabilities.

The Company intends to use the net proceeds from the sale of the Notes to fund the purchase price for the Company’s previously announced acquisition of all of the issued and outstanding equity securities of entities that own Foley Products Company, LLC (such transaction, the “Foley Acquisition”) and transaction-related fees and expenses and for general corporate purposes. The offering of the Notes is not conditioned upon, and will be consummated before, the closing of the Foley Acquisition, and the closing of the Foley Acquisition is not contingent upon the completion of the Offering. In the event that the Foley Acquisition is not completed on or prior to October 15, 2026, or if prior to such date, the securities purchase agreement with respect to the Foley Acquisition is terminated, the Company will be required to redeem all of the Notes at a redemption price equal to 100% of the initial issue price of the Notes plus accrued and unpaid interest from the date of issuance, or from the most recent date to which interest has been paid or provided for, to but not including the special mandatory redemption date.

Additionally, on November 12, 2025, the Company issued a press release announcing the pricing of the Notes, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Commercial Metals Company on November 12, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: November 12, 2025	By:	/s/ Paul J. Lawrence
	Name: Title:	Paul J. Lawrence Senior Vice President and Chief Financial Officer